Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

PATHFINDER BANCORP, INC. ANNOUNCES RESULTS OF STOCK OFFERING AND CLOSING DATE OF CONVERSION

Oswego, New York, October 10, 2014 – Pathfinder Bancorp, Inc., a federal corporation (“Pathfinder-Federal”) (Nasdaq Capital: PBHC), announced today that Pathfinder Bancorp, Inc., a Maryland corporation (“New Pathfinder”) expects to sell 2,636,053 shares of common stock (including 105,442 shares to be issued to the employee stock ownership plan) at $10.00 per share, for gross offering proceeds of $26.4 million in the offering. The subscription offering was oversubscribed by eligible account holders which were the depositors of Pathfinder Bank (the “Bank”) as of March 31, 2013. Valid stock orders from these eligible depositors will be filled in accordance with the allocation procedures described in the prospectus and set forth in Pathfinder Bancorp, MHC’s (the “MHC”) plan of conversion and reorganization.  No other priority groups will have their orders filled.  Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”) acted as selling agent in the subscription offering.

If you are a first category subscriber and would like to confirm your allocation, allocation information is available online at https://allocations.kbw.com. You may also contact the stock information center, toll-free, at (877) 643-8198 from 10:00 a.m. until 4:00 p.m., Eastern Time, Monday through Friday.

Concurrent with the completion of the offering, shares of Pathfinder-Federal’s common stock owned by the public will be exchanged for shares of New Pathfinder’s common stock so that Pathfinder-Federal’s existing shareholders will own approximately the same percentage of New Pathfinder’s common stock as they owned of Pathfinder-Federal’s common stock immediately prior to the conversion, subject to adjustment as disclosed in the prospectus. As a result, shareholders of Pathfinder-Federal will receive 1.6472 shares of New Pathfinder’s common stock for each share of Pathfinder-Federal common stock they own immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange of shares, New Pathfinder will have 4,352,306 shares outstanding after giving effect to the transaction, subject to adjustment for fractional shares.

The transaction is scheduled to close on or about October 16, 2014, at which time the MHC and Pathfinder-Federal will cease to exist and New Pathfinder will become the fully public stock holding company of the Bank.  The shares of common stock of Pathfinder-Federal will cease being traded under the trading symbol “PBHC” on the Nasdaq Capital Market at the close of trading on or about October 16, 2014.  The shares of common stock sold in the offering and issued in the exchange of New Pathfinder are expected to begin being trading on the Nasdaq Capital Market on or about October 17, 2014. It is expected that New Pathfinder’s trading symbol will continue to be “PBHC.”

Direct Registration Statements reflecting the shares purchased in the offering are expected to be mailed to subscribers on or about October 16, 2014.  Shareholders of Pathfinder-Federal holding shares in street name will receive shares of New Pathfinder common stock and cash in lieu of fractional shares within their accounts.  Shareholders of Pathfinder-Federal holding shares in certificated form will be mailed a letter of transmittal on or about October 17, 2014. After submitting their stock certificates and a properly completed letter of transmittal to Pathfinder-Federal’s transfer agent, shareholders will receive Direct Registration Statements reflecting their shares of New Pathfinder common stock and cash in lieu of fractional shares.

KBW is serving as financial advisor to Pathfinder-Federal and New Pathfinder in connection with the transaction.  Luse Gorman Pomerenk & Schick, P.C. is serving as legal counsel to Pathfinder-Federal and New Pathfinder. Goodwin Procter LLP is serving as legal counsel to KBW.

About Pathfinder Bancorp, Inc.

Pathfinder-Federal is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County and a business banking office located in downtown Syracuse, which opened for business on September 9, 2014.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Pathfinder Bancorp, Inc. and the Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.